Exhibit 99.1

150 California Street San Francisco, CA 94111 United States

June 10, 2013

CONSENT OF GCA SAVVIAN ADVISORS, LLC

We hereby consent to (i) the inclusion of our opinion letter, dated May 6, 2013, to the Board of Directors of Market Leader, Inc. ( “Market Leader”), as a Annex B to the proxy statement/prospectus that forms a part of the Registration Statement (the “Registration Statement”) on Form S-4 of Trulia, Inc. (“Trulia”), as filed by Trulia on June 10, 2013, relating to the proposed business combination transaction between the Market Leader and Trulia and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of GCA Savvian Advisors, LLC”, “The Merger—Background of the Merger,” “The Merger—Market Leader’s Reasons for the Merger and Recommendation of the Market Leader Board of Directors”, and “The Merger – Opinion of GCA Savvian Advisors, LLC”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Signed,
GCA SAVVIAN ADVISORS, LLC

By:	/s/ GCA SAVVIAN ADVISORS, LLC